Exhibit 4.3



                       BUNGE LIMITED EQUITY INCENTIVE PLAN

         Bunge Limited ("Bunge") hereby establishes an equity compensation plan to be known as the Bunge Limited Equity Incentive Plan (the "Plan"). The Plan shall become effective on the date it is approved by the Board of Directors of Bunge (the "Board"), subject to the approval of Bunge's shareholders within twelve months after its approval by the Board in accordance with Section 15(a) hereof. Capitalized terms that are not otherwise defined in the text of this Plan are defined in Section 2 below.

1.       Purposes

         The purposes of the Plan are to attract, retain and motivate key employees of the Company; to compensate them for their contributions to the growth and profits of the Company; to encourage ownership by them of Common Stock in order to align key employee interests with shareholder interests; and to link the compensation of key employees to the overall performance of the Company in order to promote cooperation among the Company's diverse areas of business.

2.       Definitions

         For purposes of the Plan, the following terms shall be defined as follows:

                  "Administrator" means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with
         Section 3(d).

                  "Award" means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options or Other Awards.

                  "Award Agreement" means a written document approved in accordance with Section 3 which sets forth the terms and conditions of an Award to a Participant. An Award Agreement may be in the form of (i) an agreement between the Company and a Participant which is executed by an officer on behalf of the Company and is signed by the Participant or
         (ii) a certificate issued by the Company which is executed by an officer on behalf of the Company but does not require the signature of the Participant.

                  "Board" means the Board of Directors of Bunge.

                  "Bunge" means Bunge Limited, a company incorporated under the laws of Bermuda, and any successor thereto.

                  "Cause" means the termination of a Participant's employment with the Company as a consequence of:

                           (i) the willful and continued failure or refusal of
                  the Participant to substantially perform the duties required of him or her as an employee of Bunge;

                           (ii) any willful and material violation by the
                  Participant of any law or regulation applicable to any business of Bunge, or the Participant's conviction of, or a plea of nolo contendere to, a felony, or any willful perpetration by the Participant of a common law fraud; or

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                           (iii) any other willful misconduct by the Participant
                  that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Bunge.

                   "Change in Control" shall mean any of the following:

                           (i) the acquisition by any Person of beneficial
                  ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock then outstanding, but shall not include any such acquisition by any employee benefit plan of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan;

                           (ii) consummation after approval by the shareholders
                  of Bunge of either (A) a plan of complete liquidation or dissolution of Bunge or (B) a merger, amalgamation or consolidation of Bunge with any other corporation, the issuance of voting securities of Bunge in connection with a merger, amalgamation or consolidation of Bunge or sale or other disposition of all or substantially all of the assets of Bunge or the acquisition of assets of another corporation (each, a "Business Combination"), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of Bunge's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

                           (iii) with respect to any period on or after a Public
                  Offering, the individuals who, as of the effective date of the Plan, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board), cease for any reason to constitute at least a majority of such Board.


                  "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations (including any proposed regulations) thereunder.

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                  "Committee" means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan. The Committee shall consist of at least two individuals who are not and have never been employees of the Company and who shall serve at the pleasure of the Board.

                  "Common Stock" means shares in the capital of Bunge, including ordinary shares and non-voting shares.

                  "Company" means, individually and collectively, Bunge, and its Subsidiaries, and any successors thereto.

                  "Disability" means, with respect to any Award other than an Incentive Stock Option, long term disability, as defined under Bunge's long-term disability insurance plan or such other applicable plan, as the Committee, in its sole discretion, may determine. With respect to any Incentive Stock Option, Disability means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

                  "Eligible Individuals" means the individuals described in
         Section 6 who are eligible for Awards under the Plan.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

                  "Fair Market Value" of a share of Common Stock as of any date means:

                           (i) if the Common Stock is listed on an established
                  stock exchange or exchanges (including for this purpose, the NASDAQ National Market), the average of the highest and lowest sale prices of the stock quoted for such date as reported in the Transactions Index of each such exchange, as published in The Wall Street Journal and determined by the Committee, or, if no sale price was quoted in any such Index for such date, then as of the next preceding date on which such a sale price was quoted;

                           (ii) if the Common Stock is not then listed on an
                  exchange or the NASDAQ National Market, the average of the closing bid and asked prices per share for the stock in the over-the-counter market as quoted on The NASDAQ Small Cap or OTC Electronic Bulletin Board, as appropriate, on such date; or

                           (iii) if the Common Stock is not then listed on an
                  exchange or quoted in the over-the-counter market, an amount determined in good faith by the Committee; provided, however, that when appropriate, the Committee, in determining Fair Market Value of the Common Stock, may take into account such factors as it may deem appropriate under the circumstances.

         Notwithstanding the foregoing, the Fair Market Value of Common Stock for purposes of grants of Incentive Stock Options shall be determined in compliance with applicable provisions of the Code.

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                  "Incentive Stock Option" means a Stock Option that is an
         "incentive stock option" within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

                  "Nonqualified Stock Option" means a Stock Option that is not an Incentive Stock Option.

                  "Option Term" has the meaning set forth in Section 8(e).

                  "Other Award" means any form of Award other than a Stock Option or Restricted Stock authorized under Section 10 of the Plan.

                  "Participant" means an Eligible Individual to whom an Award has been granted under the Plan.

                  "Performance-Based Restricted Stock" means Restricted Stock with respect to which the lapsing of the applicable restrictions are linked to performance criteria.

                  "Permitted Transferee" has the meaning set forth in Section 11(b).

                  "Person" means any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) Bunge International Limited, (ii) the Company, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) an entity owned, directly or indirectly, by the shareholders of Bunge in substantially the same proportions as their ownership of stock of Bunge.

                  "Pre-IPO Exercise Period" means the ninety-day period immediately following the date that the annual valuation of the Company is submitted to the Committee.

                  "Public Offering" means a public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any other transaction resulting in Bunge having a class of equity securities registered under Section 12 of the Exchange Act.

                  "Restricted Stock" means restricted Shares granted to an Eligible Individual pursuant to Section 9 hereof.

                  "Retirement" means the termination of a Participant's employment with the Company after such Participant's sixty-fifth birthday and in accordance with the applicable retirement policies of the Company with which the Participant was employed.

                  "Shares" means shares comprising the Common Stock.

                  "Stock Option" means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof, which Award may be either an Incentive Stock Option or a Nonqualified Stock Option.

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                  "Subsidiary" means (i) a corporation or other entity with
         respect to which Bunge, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors or analogous governing body, or (ii) any other corporation or other entity in which Bunge, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan; provided, however, that for purposes of any Award of Incentive Stock Options, a Subsidiary shall be defined as any corporation (i) as to which Bunge, directly or indirectly through an unbroken chain of corporations, owns more than fifty per cent of the total combined voting power of all classes of stock issued by such corporation and (ii) which is designated by the Committee as a Subsidiary for purposes of the Plan.

3.       Administration of the Plan

         (a) Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

                  (i) to select Participants from the Eligible Individuals;

                  (ii) to make Awards in accordance with the Plan and to issue, allot and purchase Shares;

                  (iii) to determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award;

                  (iv) to determine the terms and conditions of each Award, other than the terms and conditions that are expressly required under the terms of the Plan;

                  (v) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards;

                  (vi) to construe and interpret any Award Agreement delivered under the Plan;

                  (vii) to prescribe, amend and rescind rules and procedures relating to the Plan;

                  (viii) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions;

                  (ix) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

                  (x) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

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                  (xi) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

         (b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

         (c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

         (d) Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Individuals who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Sections 3(b) and 12 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee's delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

         (e) Liability of Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in Bunge's by-laws as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

         (f) Action by the Board. Anything in the Plan to the contrary notwithstanding, any authority or responsibility which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.       Effective Date and Term

         The Plan shall become effective on October 10, 2000, subject to its adoption by the Board and its approval by the shareholders of Bunge. Prior to such shareholder approval, the Committee may grant Awards conditioned on shareholder approval. If such shareholder approval is not obtained at or before the first annual meeting of shareholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made thereunder shall terminate ab initio and be of no further force and effect. In no

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event shall any Awards be made under the Plan after the tenth anniversary of the date of shareholder approval.

5.        Shares of Common Stock Subject to the Plan

         (a) General. Subject to adjustment as provided in Section 12 hereof, the number of shares of Common Stock that may be issued pursuant to Awards under the Plan (the "Section 5 Limit") shall not exceed, in the aggregate five percent of the issued Common Stock outstanding; provided, however, that, subject to the provisions of Section 12 below and based on the fact that, as of the date the Plan become effective, Bunge was authorized to issue and had issued 12,000 Shares, the number of Shares subject to Incentive Stock Options awarded under the Plan shall not exceed 600. Shares available under this Plan shall be authorized but unissued Shares.

         (b) Non-Voting Shares. Prior to a Public Offering, any Shares issued pursuant to any Award shall carry no rights to vote and no rights to receive notice of, or attend at, meetings of shareholders. Furthermore, such Shares will carry no dividend rights except that, in the sole discretion of the Committee, the holders of such Shares may be accorded the right to receive payments in lieu of dividends. At the time of a Public Offering, those Shares shall automatically convert into ordinary Shares with full rights to attend at shareholder meetings and to vote. The Shares subject to any Award granted on or after a Public Offering shall be ordinary Shares with full voting rights and dividend rights.

         (c) Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Common Stock that remain available for issuance, the following Shares shall be added back to the Section 5 Limit and again be available for Awards:

                  (i) The number of Shares tendered to pay the exercise price of a Stock Option or Other Award;

                  (ii) The number of Shares withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or Other Award; and

                  (iii) The number of Shares subject to Awards that expire unexercised or that become forfeited.

6.       Eligible Individuals

         Awards may be granted by the Committee to individuals ("Eligible Individuals") who are: (a) officers or employees of the Company; and (b) any individual who the Committee anticipates will become a person described in
Section 6(a) above; provided, however, that Incentive Stock Options may be granted only to employees of the Company. Members of the Committee will not be eligible to receive Awards under the Plan. An individual's status as an Administrator will not affect his or her eligibility to participate in the Plan.

7.       Awards in General

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         (a) Types of Award and Award Agreement. Awards under the Plan may consist of Stock Options, Restricted Stock, or Other Awards. Any Award described in Sections 8 through 10 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards may be made in combination with, in replacement of, or as alternatives to grants of rights under any other employee compensation plan of the Company, including the plan of any acquired entity, or may be granted in satisfaction of the Company's obligations under any such plan.

         (b) Terms Set Forth in Award Agreement. The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the award. The vesting, exercisability, payment and other restrictions applicable to an Award shall be in accordance with the terms of the Plan unless the Committee, in its sole discretion, determines that other terms shall apply to any given Award, which alternative terms shall be set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Stock Option, or Other Award first becomes exercisable. The terms of Awards may vary among Participants and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

         (c) Dividends and Dividend Equivalents. With respect to Awards of Restricted Stock, all dividends paid with respect to Shares underlying Restricted Stock shall be invested in additional whole Shares, which Shares shall be subject to the same restrictions as the corresponding Award. In addition, the Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in shares of Common Stock, and can be made in Common Stock, cash or a combination thereof, as the Committee shall determine.

8.       Stock Options

         (a) Terms of Stock Options Generally; Vesting. A Stock Option shall entitle the Participant to whom the Stock Option was granted to purchase a specified number of Shares during a specified period at a price that is determined in accordance with Section 8(b) below. Stock Options may be either Nonqualified Stock Options or Incentive Stock Options. Unless otherwise specified in the applicable Award Agreement, Stock Options shall become one-third vested on the first anniversary of the date of grant and shall vest with respect to an additional one-third on each of the second and third such anniversaries.

         (b) Exercise Price. The exercise price per Share purchasable under a Stock Option shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant; provided, however, that (except with regard to the first series of grants under the Plan) the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant (or if the exercise price is not fixed on the date of grant, then on such date as the exercise price is fixed); and provided further, that, except as provided in Section 12 below, the exercise price per Share applicable to a Stock Option may not be adjusted or amended, including by means of amendment, cancellation or the replacement of such Stock Option with a subsequently awarded Stock Option.

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         (c) Adjustments. Notwithstanding Section 8(b) above, in the event of an extraordinary dividend, the Committee, in its sole discretion, may adjust the exercise price of, and number of Shares subject to, Stock Options then outstanding under the Plan; provided, however, that any such adjustment shall not increase the aggregate intrinsic value of any Award and the ratio of the exercise price to the Fair Market Value of each Share subject to such Award shall not be reduced.

         (d) Termination of Employment. The terms of this Section 8(d) shall apply unless the Committee, in its sole discretion, determines that alternative terms shall be included in any Award Agreement in which case the terms in such Award Agreement shall govern the rights of the Participant. Notwithstanding the terms of this Section 8(d), in no event shall any Stock Option be exercisable after the end of the applicable Option Term.

         (i) Termination for Cause. In the event that a Participant's employment with the Company is terminated for Cause, all unexercised Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) held by such Participant, whether vested or unvested, shall lapse and become void on the date of such termination.

         (ii) Normal Retirement, Death and Disability. In the event of a Participant's termination of employment due to such Participant's Retirement, death or Disability, all unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall become immediately vested and exercisable. Thereafter, all vested Non-Qualified Stock Options shall remain exercisable by the Participant (or by the Participant's beneficiary, as applicable) until the third anniversary of the date of the Participant's termination of employment. All vested Incentive Stock Options shall remain exercisable until the first anniversary of the Participant's termination of employment, except in the event of a termination due to Retirement in which case Incentive Stock Options shall remain exercisable for a period of ninety days after the date of termination. Any unexercised Stock Options will thereafter lapse and become void.

         (iii) Early Retirement and Termination by the Company Without Cause. In the event of a Participant's termination of employment due to such Participant's early retirement prior to age 65 (as defined under the Company's applicable retirement policies), or in the event of the Participant's termination by the Company other than for Cause, any unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) held by such Participant that would have become vested at any time during the twelve-month period following the date of his or her termination of employment, had such employment continued, shall become immediately vested and exercisable. Any remaining unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall immediately lapse and become void. Thereafter, all vested Incentive Stock Options shall remain exercisable by the Participant until the end of the ninetieth day after such Participant's termination of employment. All vested Non-Qualified Stock Options shall remain exercisable by the Participant until either (i) if such termination occurs prior to a Public Offering, the end of the first Pre-IPO Exercise Period occurring on or after the date of the Participant's termination of employment or (ii) in all other circumstances, until the end of the ninetieth day after such Participant's termination of employment. Any unexercised vested Stock Options will thereafter lapse and become void.

         (iv) Transfer to Bunge International Limited. In the event that a Participant is transferred to Bunge International Limited prior to a Public Offering, any unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) held by such

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Participant that would have become vested at any time during the twelve-month period following the date of his or her transfer of employment, had such employment continued with the Company, shall become immediately vested and exercisable. Any remaining unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall immediately lapse and become void. Thereafter, all vested Incentive Stock Options shall remain exercisable by the Participant until the end of the ninetieth day after such Participant's transfer to Bunge International Limited. All vested Non-Qualified Stock Options shall remain exercisable by the Participant until the third anniversary of the date of such transfer. Any unexercised vested Stock Options will thereafter lapse and become void.

         (v) Participant's Resignation. In the event that a Participant resigns from his or her employment with the Company for any reason, such Participant's unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall immediately lapse and become void. Any vested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall remain exercisable by the Participant until the end of the ninetieth day after such Participant's termination of employment, except that if the date of the Participant's resignation occurs prior to a Public Offering, his or her vested Non-Qualified Stock Options shall remain exercisable by the Participant until the end of the first Pre-IPO Exercise Period occurring on or after the date of the Participant's termination of employment. Any unexercised vested Stock Options will thereafter lapse and become void.

         (vi) Committee Determinations. The date of a Participant's transfer to Bunge International Limited or termination of employment for any reason shall be determined in the sole discretion of the Committee. The Committee, in its sole discretion, may permit any Incentive Stock Option to convert into a Non-Qualified Stock Option as of a Participant's termination of employment for purposes of providing such Participant with the benefit of the extended exercise period applicable to Non-Qualified Stock Options.

         (e) Option Term. The term of each Stock Option (the "Option Term") shall be fixed by the Committee and shall not exceed ten years from the date of grant.

         (f) Method of Exercise. Subject to the provisions of the applicable Award Agreement, the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof and, if the applicable Award Agreement so provides, in whole or in part through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Committee for this purpose, the Stock Option may also be exercised through a "cashless exercise" procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option.

         (g) Exercise Restrictions Prior to Public Offering. Prior to a Public Offering, vested Stock Options shall be exercisable only during a Pre-IPO Exercise Period.

9.       Restricted Stock

         (a) Awards Generally. An Award of Restricted Stock shall consist of one or more Shares granted to a Participant for no consideration other than the provision of services

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(or such minimum payment as may be required under applicable law) or for such other consideration as the Committee may specify in connection with the grant. Each Award of Restricted Stock shall be subject to forfeiture in the event of termination of employment and/or failure to meet performance goals. If and when the forfeiture provisions lapse, the Restricted Stock shall become unrestricted Shares owned by the corresponding Participant. The terms of this Section 9 shall apply to Awards of Restricted Stock unless the Committee, in its sole discretion, determines that alternative terms shall be included in any Award Agreement in which case the terms in such Award Agreement shall govern the rights of the Participant.

         (b) Restricted Stock. Unless otherwise specified in the applicable Award Agreement, Restricted Stock that is not Performance-Based Restricted Stock shall vest and become nonforfeitable on the fourth anniversary of the date of grant. In the event that a Participant's employment is terminated by the Company for Cause or as a consequence of the Participant's resignation for any reason, any unvested Awards of Restricted Stock to such Participant shall lapse and become void as of the date of such termination. In the event that the Participant's employment terminates for any other reason, a portion of such Participant's Awards of Restricted Stock equal to the result of the following formula shall become immediately vested on the date of termination:

         (Y/X) x R, rounded down to the nearest whole number of Shares, where

         X= number of days from the date of grant until the date the Award would have vested;
         Y= number of days from the date of grant until the date of the Participant's termination of employment; and
         R= number of Shares subject to the Award (including any Shares added as a consequence of dividend payments).

         (c) Performance-Based Restricted Stock. (i) General. Performance-Based Restricted Stock shall vest based on the attainment of performance goals over a period of time that the Committee, in its sole discretion, shall determine. Performance goals, the period of time during which such performance goals shall be measured, any applicable vesting formula or other elements applicable to the performance goals shall be set forth in the applicable Award Agreements.

         (ii) Permitted Adjustments. The Committee, in its sole discretion, may equitably adjust any performance goals in order to take into account the occurrence of extraordinary events such as material acquisitions and divestitures, changes in the capital structure of the Company and extraordinary accounting charges. In addition, the Committee, in its sole discretion, may unilaterally adjust to the extent of up to plus or minus twenty percent the number of Shares that would otherwise have vested based on the attainment of performance goals, as set forth in the corresponding Award Agreement.

         (iii) Termination of Employment. In the event that a Participant's employment is terminated by the Company for Cause or as a consequence of the Participant's resignation for any reason, any unvested Awards of Performance-Based Restricted Stock to such Participant shall lapse and become void as of the date of such termination. In the event that the Participant's employment terminates for any other reason or in the event that the Participant is transferred to Bunge International Limited, such Participant's Awards of Performance-Based Restricted Stock shall continue to be subject to the applicable terms of vesting and, if such terms are met, shall vest at the end of the applicable performance period on a pro-rata basis from the date of grant until the date of the Participant's termination of employment. Notwithstanding the terms of this Section 9(c)(iii), the Committee may, in its sole discretion, accelerate the vesting of any Performance-Based Restricted Stock Award at the time of an event described herein.

10.      Other Awards

         The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, Awards of Stock Options and Restricted Stock under the Plan.

11.      Certain Restrictions

         (a) Transfers Prior to a Public Offering. Prior to a Public Offering, no Award shall be transferable other than by will or by the laws of descent and distribution.

         (b) Transfers On and After a Public Offering. On and after a Public Offering, unless the Committee determines otherwise, no Award shall be transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, that the Committee may, in its discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award (other than an Award of any Incentive Stock Option) for no consideration to a Participant's family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, "Permitted Transferees"). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

         (c) Lock-up Periods. Each Participant shall agree to be bound by the applicable terms of any lock-up agreement between the Company and any underwriter that restricts or prohibits transactions in Shares for any period of time.

         (d) Exercise. During the lifetime of the Participant, a Stock Option or similar-type Other Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Stock Option or Other Award has been transferred in accordance with Section 11(b).

12.      Recapitalization or Reorganization

         (a) Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         (b) Change in Control. In addition to the alternatives described in
Section 12(c) below, in the event of a Change in Control, the Committee in its sole discretion may take such measures as it deems appropriate with respect to any outstanding Awards, which measures may include, without limitation, the acceleration of vesting, the rollover of outstanding Awards into awards exercisable for or subject to the acquirer's securities, the cash of vested Awards or any combination of the forgoing; provided, however, that unless the Committee, in its sole discretion, determines otherwise, in the event of a Change in Control all outstanding Awards of Stock Options and Restricted Stock shall become fully vested immediately prior to the consummation of such Change in Control transaction; and provided further, that Performance-Based Restricted Stock Awards shall become vested according to the assumption that the applicable performance goals have been met at the target level.

         (c) Change in Capitalization. The number and kind of shares authorized for issuance under Section 5(a) above, shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award and the purchase price per share, if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants granted Awards. Such adjustments shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Board, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.

13.      Participation Rights

         (a) Call Right. In the event that a Public Offering has not occurred prior to the date that a Participant's employment with the Company terminates for any reason, beginning on the date of such termination and continuing for a period of ninety days following such date, Bunge shall have the right (the "Call Right") to purchase all unrestricted shares of Common Stock then held by such Participant and acquired by such Participant in connection with an Award under the Plan (the "Award Shares") in accordance with the terms set forth in this
Section 13(a). Bunge shall have a Call Right to purchase all Award Shares that become subject to a Call Right under this Section 13(a) at a price per share equal to the Fair Market Value of such Award Shares as follows:

         (i) If the Participant's termination of employment occurs during the six-month period after a determination of Fair Market Value, such Fair Market Value will apply to any Call Right exercised in connection with such termination.

         (ii) Under any other circumstances, the Fair Market Value determined as of the first valuation made after the date of termination will apply to any Call Right exercised in connection with such termination. Bunge shall exercise the Call Right by sending written notice (the "Call Notice") of such exercise to the Participant (or, in the event of the Participant's death, the Participant's beneficiary). If applicable, the Call Notice will specify the Fair Market Value per Award Share. Otherwise, as soon as practicable after the Call Notice is delivered to the Participant, Bunge shall notify the Participant in writing of the Fair Market Value. Within ten days after the Participant has received notice of the Fair Market Value, the Participant shall deliver all Award Shares owned or held by the Participant to Bunge. The purchase price for the Award Shares subject to the Call Right shall be paid by Bunge in a lump sum cash amount as soon as practicable but in no event more than five business days after delivery of the Award Shares to Bunge.

         (b) Bring-Along Right. With respect to any corporate sale or merger transaction involving the sale of Common Stock prior to a Public Offering, Bunge will have the right (the "Bring-Along Right") to require any Participant to transfer in such sale any Award Shares held by such Participant. Any Award Shares purchased from a Participant pursuant to the Bring-Along Right will be paid for with the same proportional consideration, at the same price per Share and upon the same terms and conditions as those applicable to other Common Stock. Bunge shall provide each affected Participant with a written notice of the exercise of the Bring-Along Right, and shall include the amount and form of consideration and the terms and conditions of payment.

         (c) Put Right. Prior to a Public Offering, each Participant shall have the right (the "Put Right") to sell any or all Award Shares in accordance with the terms set forth in this Section 13(c). Each year prior to a Public Offering, during the ninety-day period immediately following the date the annual valuation of the Company is submitted to the Committee, each Participant shall have a Put Right to sell his or her Award Shares at a price per share equal to the Fair Market Value of such Award Shares as of the date of such valuation. As soon as practicable after the annual valuation, the Company shall provide each Participant with written notice of the Fair Market Value and the period during which each such Participant may exercise the Put Right. A Participant may exercise the Put Right by sending written notice of such exercise to Bunge and by delivering all Award Shares with respect to which the Participant is exercising the Put Right with such notice. The purchase price for the Award Shares subject to the Put Right shall be paid by Bunge in a lump sum cash amount as soon as practicable but in no event more than five business days after delivery of the Award Shares to Bunge.

         (d) Other Participation Rights. Prior to a Public Offering, the Committee may, in its sole discretion, agree to include other participation rights in any Participant's Award Agreement, including, without limitation, the provision to a Participant of the right to require Bunge to purchase Shares acquired by such Participant in connection with an Award.

14.      Amendments

         The Board may at any time and from time to time alter, amend, suspend or amend the Plan in whole or in part; provided, however, that any amendment which under the requirements of any applicable law or stock exchange rule must be approved by the shareholders of the Company shall not be effective unless and until such shareholder approval has been obtained in compliance with such law or rule; and provided further, that, except as contemplated by Sections 8(b), 8(c) and 12(c) above, the Board may not, without the approval of the Company's shareholders, increase the maximum number of shares issuable under the Plan or reduce the exercise price of a Stock Option. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been granted, adversely affect the rights of such Participant under such Award. Notwithstanding any provision herein to the contrary, the Board shall have broad authority to amend the Plan or any Award under the Plan to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

15.      Miscellaneous

         (a) Shareholder Approval. The shareholders of Bunge shall duly approve this Plan within twelve months after its adoption by the Board. If such shareholder approval is not obtained, then any Awards made hereunder shall be automatically rescinded and the Plan and any such Awards shall be void, ab initio.

         (b) Tax Withholding. The Company may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any Federal, state or local tax withholding requirements. The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any Federal, state or local taxes required to be withheld with respect to such payments. In the case of an Award payable in Shares, the Company may permit such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by such individual, pursuant to such rules as the Committee may establish from time to time.

         (c) No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.

         (d) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company's other compensation and benefit plans and programs.

         (e) Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

         (f) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment or settlement of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

         (g) Securities Law Restrictions. The Committee may require each Eligible Individual purchasing or acquiring Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No Shares shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

         (h) Compliance with Rule 16b-3. Notwithstanding anything contained in the Plan or in any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than six months.

         (i) Award Agreement. Except as expressly provided herein, in the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

         (j) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

         (k) Application of Funds. The proceeds received from the Company from the sale of Common Stock or other securities pursuant to Awards will be used for general corporate purposes.

         (l) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

         (m) Stated Periods of Time. In the event that any period of days, months or years set forth in this Plan ends on a date that is Saturday, Sunday or a public holiday in the United States, the end of such period shall be the first business day following such date.